Exhibit 99.1

MAXUS TECHNOLOGY CORPORATION ANNOUNCES RESIGNATION OF ITS PRESIDENT AND DIRECTOR AND APPOINTMENT OF NEW MEMBER OF BOARD OF DIRECTORS

Morgan Hill, CA, June 24, 2005 - Maxus Technology Corporation (MXUS.PK) announced today that L. Bruce Glasser has been appointed as a member of the Board of Directors of Maxus effective as of June 20, 2005. Mr. Glasser is a Managing Director of Jesup & Lamont Securities Corporation and brings over 20 years of Wall St. experience. Mr. Glasser has been involved in many aspects of the investment business while working at Drexel Burnham Lambert, Lehman Bros., Rodman & Renshaw, and Jesup & Lamont. At Jesup & Lamont, Mr. Glasser is responsible for sourcing and executing private equity and investment banking transactions in both private and public companies. Mr. Glasser received a B.S. degree in accounting from New York University.

Patrick Mulvey commented on Mr. Glasser’s appointment to the Board by noting, "We are very pleased to be working with Bruce. His substantial business experience and financial insights will be invaluable in helping to build Maxus into an industry leader."

About Maxus Technology Corporation
Maxus Technology Inc. was founded in 1994 as an asset recovery expert for the telecom industry and was an early pioneer in the pre-owned technology marketplace. In the last 10 years of serving customers worldwide, we have developed in-depth asset recovery and eWaste expertise, extensive supply-and sell-side networks. Maxus has an international sourcing network enabling us to secure in-demand products. Maxus customers have come to rely on us for providing low-cost, high-quality alternatives to new products. In a fragmented market crowded with small, unsophisticated operations, Maxus continues to remain a trusted and respected resource.

Maxus has its executive offices at 18300 Sutter Boulevard, Morgan Hill, CA 95037 and its telephone number is 1.408.782.2005. For additional information please contact: 1.408.782.2005, Patrick Mulvey, Chief Executive Officer or by emailing investors@maxustechnology.com.